Exhibit 10.21

MASTER LEASE #2

This Master Lease #2 (this “Master Lease”) is entered into as of December 31, 2010 (the “Effective Date”) between Theriac Rollup 2, LLC, a Florida limited liability company and its undersigned wholly-owned subsidiaries (collectively, “Landlord”), and each of the undersigned entities identified as “Tenant”, for the real properties and improvements thereon (collectively, the “Facilities”) set forth on Schedule 1, as legally described on Exhibit A, (the “Premises”), each used as a radiation or oncology related medical office building (individually as so utilized, as such utilization may be changed pursuant to Section 7.1(a), collectively, the “Business”), Pursuant to its concurrent Guaranty, Radiation Therapy Services, Inc., a Florida corporation (“Guarantor”) has guaranteed Tenant’s obligations hereunder. In consideration of the mutual covenants, conditions and agreements set forth herein, Landlord hereby leases the Premises to Tenant for the Term upon the terms and conditions provided below. Certain capitalized terms used in this Master Lease are defined on Exhibit E.

RECOGNITION OF MASTER LEASE;
IRREVOCABLE WAIVER OF CERTAIN RIGHTS

Tenant and Landlord each acknowledge and agree that the terms and conditions of this Master Lease constitute a single, indivisible lease of the entire Premises and shall be uniformly applied to the Facilities and the Premises. The Minimum Rent, Additional Rent, other amounts payable hereunder and all other provisions contained herein have been negotiated and agreed upon based on the intent to lease the entirety of the Premises as a single and inseparable transaction pursuant to this Master Lease, and such Minimum Rent, Additional Rent, other amounts and other provisions would have been materially different had the parties intended to enter into separate leases for each of the Facilities or Premises.

Tenant and Guarantor each acknowledge and agree that Landlord is entering into this Master Lease as an accommodation to Tenant and Guarantor. Each of the entities comprising Tenant and Guarantor, in order to induce Landlord to enter into this Master Lease, to the extent permitted by law:

A.            Agrees, acknowledges and is forever estopped from asserting to the contrary that the statements set forth in the first sentence of this Section are true, correct and complete;

B.            Agrees, acknowledges and is forever estopped from asserting to the contrary that this Master Lease is a new and de novo lease, which supersedes and replaces in its entirety any existing or prior occupancy lease for the Premises and/or the Facilities between the Tenant and the Landlord or between any of the entities comprising Tenant and any of the entities comprising Landlord that may have existed prior to the date hereof;

C.            Agrees, acknowledges and is forever estopped from asserting to the contrary that this Master Lease is a single lease pursuant to which the collective Premises are demised to the Tenant pursuant to the terms and conditions of this Master Lease;

D.            Agrees, acknowledges and is forever estopped from asserting to the contrary that if, notwithstanding the provisions of this Section, this Master Lease were to be determined or found to be in any proceeding, action or arbitration under state or federal bankruptcy, insolvency, debtor-relief or other applicable laws to constitute multiple leases demising multiple properties, such multiple leases could not, by the debtor, trustee, or any other party, be selectively or individually assumed, rejected or assigned; and

E.             Forever knowingly waives and relinquishes any and all rights under or benefits of the provisions of the Federal Bankruptcy Code Section 365 (11 U.S.C. § 365), or any successor or replacement thereof or any analogous state law, to selectively or individually assume, reject or assign the multiple leases comprising this Master Lease following a determination or finding in the nature of that described in the foregoing Section D.

Landlord, i.e., Theriac Rollup 2, LLC, and its undersigned wholly-owned subsidiaries, acknowledges that each separate parcel of real property and improvements thereon comprising the Facilities and Premises is owned by one of the undersigned wholly-owned subsidiaries. With respect to this Master Lease and exercise of the rights of Landlord and discharge of the duties and obligations of Landlord with respect to the Facilities and Premises owned by Landlord, each of the undersigned wholly- owned subsidiaries of Theriac Rollup 2, LLC hereby appoints Theriac Rollup 2, LLC as its agent with power of attorney, coupled with an interest, to collect rents, to exercise all of the other rights of Landlord and to perform and discharge any and all duties and obligations of Landlord under this Master Lease with respect to the Facilities and Premises owned by such undersigned wholly-owned subsidiary of Theriac Rollup 2, LLC. Each said agency and power of attorney is irrevocable for the term of this Master Lease. Any act of Theriac Rollup 2, LLC as agent or attorney-in-fact for any one or more of the undersigned wholly-owned subsidiaries of Theriac Rollup 2, LLC may be relied upon by Tenant as the act of such undersigned wholly-owned subsidiary or subsidiaries.

With respect to this Master Lease and exercise of the rights of Tenant and discharge of the duties and obligations of Tenant with respect to the Facilities and Premises occupied by Tenant, certain of the undersigned entities identified as “Tenant” have heretofore or do hereby appoint Guarantor as their agent with power of attorney, coupled with an interest, to pay rent and to exercise all of the other rights of Tenant and to perform and discharge any and all duties and obligations of Tenant under this Master Lease with respect to the Facilities and Premises occupied by such undersigned entity. Any act of Guarantor as agent or attorney-in-fact for any one or more of the undersigned Tenant entities may be relied upon by Landlord as the act of such entity. The Tenant entities which have appointed or which do hereby appoint Guarantor as their attorney-in-fact/agent are indentified in Section 21 below.

1.             Term. The “Term” of this Master Lease is the Initial Term plus all Renewal Terms, and a “Lease Year” is the twelve month period commencing on January 1 of each year of the Term; provided, however, the first Lease Year shall commence on December 31, 2010 and end on December 31, 2011. The “Initial Term” commences on December 31, 2010 and ends on December 31, 2025, and may be extended for four (4) separate “Renewal Terms” of five (5) years each if; (a) at least twelve (12), but not more than fifteen (15) months prior to the end of the then current Term, Tenant delivers to Landlord a “Renewal Notice” that it desires to exercise its right to extend this Master Lease for one (1) Renewal Term; and (b) there is no Event of Default on the date Landlord receives the Renewal Notice (the “Exercise Date”) or on the last day of the then current Term. Notwithstanding the foregoing, with respect to any portion of the Premises located in the State of California, in no event shall the Term of this Master Lease exceed thirty-four (34) years and three hundred sixty-four (364) days.

2.             Rent. During the Term, Tenant shall pay Landlord “Rent” consisting of “Minimum Rent” plus “Additional Rent” determined as provided in this Section 2; provided, the Rent for any Lease Year shall not be less than one hundred percent (100%) of the Rent for the previous Lease Year. The Rent for any month that begins or ends on other than the first or last day of a calendar month shall be prorated based on actual days elapsed.

2.1          Initial Term Rent.  During the Initial Term, “Minimum Rent” is $154,768.80 annually, payable in advance in twelve (12) equal monthly installments. Commencing with the second (2nd) Lease Year and continuing thereafter during the Term (excluding the first Lease Year of any Renewal Term), Tenant agrees to pay “Additional Rent” to Landlord monthly in advance together with the payment of Minimum Rent. Such Additional Rent (which shall be expressed as an annual amount but shall be payable in equal monthly installments) shall be equal to the sum of (A) the Additional Rent (if any) due for the immediately preceding Lease Year and (B) the product of (i) the Minimum Rent and Additional Rent due for the immediately preceding Lease Year and (ii) the percentage increase, if any, in the CPI (as herein defined) from the first day of the immediately preceding Lease Year to the last day of the immediately preceding Lease Year. Tenant shall pay the Additional Rent to Landlord for the period of time elapsing between the anniversary date and notice of such increase upon request by Landlord. Thereafter the increase shall be payable equally with the regular Minimum Rent payments. In no event shall a decrease in the CPI result in a decrease in the Minimum Rent and Additional Rent payable under the terms of this Master Lease.

2.2          Renewal Term Rent. To establish a fair market Minimum Rent for the Premises during the Renewal Terms, the Minimum Rent for the Renewal Terms shall be reset and expressed as an annual amount equal to the greater of: (i) one hundred three percent (103%) of the Minimum Rent due for the immediately preceding Lease Year, or (ii) the Fair Market Rent of the Premises on the Exercise Date as established pursuant to Exhibit C, provided, however, in no event shall the Minimum Rent for the Premises during the first Lease Year of such Renewal Term(s) be greater than one hundred ten percent (110%) of the Minimum Rent and Additional Rent for the immediately preceding Lease Year. The Minimum Rent for the Premises during the fourth Renewal Term, if any, shall be reset and expressed as an annual amount equal to the Fair Market Rent of the Premises on the Exercise Date. Commencing with the second (2nd) Lease Year of a Renewal Term and continuing each Lease Year of such Renewal Term thereafter, Additional Rent shall be calculated as provided in Section 2.1 and as so calculated shall be payable in monthly installments throughout the remainder of such Renewal Term.

2.3          Payment Terms. All Rent and other payments to Landlord shall be paid by wire transfer or ACH (Automated Clearing House) only. Minimum Rent and Additional Rent shall be paid in advance in equal monthly installments on or before the first (1st) Business Day of each calendar month.

2.4          Absolute Net Lease. All Rent payments shall be absolutely net to Landlord, free of any and all Taxes, Other Charges, and operating or other expenses of any kind whatsoever, all of which shall be paid by Tenant. Tenant shall continue to perform its obligations under this Master Lease even if Tenant claims that it has been damaged by Landlord. Thus, Tenant shall at all times remain obligated under this Master Lease without any right of setoff, counterclaim, abatement, deduction, reduction or defense of any kind. Tenant’s sole right to recover damages against Landlord under this Master Lease shall be to prove such damages in a separate action.

3.             Late Charges. The late payment of Rent or other amounts due will cause Landlord to lose the use of such money and incur administrative and other expenses not contemplated under this Master Lease. While the exact amount of the foregoing is extremely difficult to ascertain, the parties agree that as a reasonable estimate of fair compensation to Landlord, if any Rent or other amount is not paid within (i) five (5) days after the due date for such payment, then Tenant shall thereafter pay to Landlord on demand a late charge equal to three percent (3%) of such delinquent amounts, and (ii) ten (10) days after the due date for such payment, such unpaid amount shall accrue interest from such date at the “Agreed Rate” of five percent (5%) plus the prime rate of interest as published in the Wall Street Journal on the eleventh (11th) day after the due date for such payment.

4.             Intentionally Omitted.

5.             Taxes and Other Charges. At the end of the Term, all Taxes and Other Charges shall be prorated. If Tenant has prepaid any Taxes or Other Charges for periods extending beyond the end of the Term, Landlord shall, within forty-five (45) days of the expiration of the Term, reimburse Tenant for such Taxes and Other Charges, which obligation shall survive the expiration or earlier termination of this Lease. Landlord shall promptly forward to Tenant copies of all bills and payment receipts for Taxes or Other Charges received by it. At the end of the Term, subject to Section 5.1 and Landlord’s obligations to make payments from the Tax Impound as defined therein, Tenant shall pay and discharge (including the filing of all required returns), prior to delinquency or imposition of any fine, penalty, interest or other cost (“Penalty”) the following: (i) “Taxes”, consisting of any property (real and personal) and other taxes and assessments levied or assessed with respect to this Master Lease or any portion of the Premises, including, without limitation, any state or county occupation tax, transaction privilege, franchise taxes, business privilege, rental tax or other excise taxes, and other assessments levied or assessed against the Premises, Tenant’s interest therein or Landlord (with respect to this Master Lease and/or the Premises, but excluding any local, state or federal income tax based upon the net income or excess profits of Landlord, any capital gains tax imposed on Landlord in connection with the sale of all or any portion of the Premises to any Person and any transfer tax or stamps for Landlord’s transfer of any interest in any portion of the Premises to any Person other than Tenant or any of its Affiliates), which shall be borne by Landlord, and (ii) “Other Charges”, consisting of any utilities, common area maintenance, and other costs and expenses of the Business and operation, possession or use of any portion of the Premises and all other charges, obligations or deposits assessed against any portion of the Premises during the Term. Tenant may pay all of any portion of the Taxes or the Other Charges in permitted installments (whether or not interest accrues on the unpaid balance) when due and before any Penalty. Tenant will furnish to Landlord, promptly after demand therefore, proof of payment of Taxes and Other Charges which are paid by Tenant.

5.1          Protests. Each party has the right, but not the obligation, in good faith to protest or contest (a “Protest”) in whole or in part (i) the amount or payment of any Taxes or Other Charges and (ii) the existence, amount or validity of any Lien (as defined in Section 8.1) by appropriate proceedings sufficient to prevent its collection or other realization and the sale, forfeiture or loss of any portion of the Premises or Rent to satisfy it (so long as, in the case of any Protest or contest by Tenant, Tenant provides Landlord with reasonable security to assure the foregoing, which security may take the form of a title indemnity (in a form reasonably acceptable to Landlord and from a national title insurance company reasonably acceptable to Landlord) or payment of the amount due the lien claimant), provided that if as a result of any Protest initiated by Landlord, such Taxes, Other Charges or the amount of any Lien increases above the protested amount, such increase shall be borne exclusively by Landlord, Each party shall diligently prosecute any such Protest initiated by it at its sole cost and expense. In connection with any Protest that Tenant is diligently pursuing regarding Taxes, subject to Landlord’s obligation to make payments from the Tax Impound pursuant to Section 5.2, Tenant shall pay the Taxes that are the subject of such Protest before the imposition of any Penalty. In connection with any Protest that Tenant is diligently pursuing regarding any Other Charges or Liens, Tenant shall pay such Other Charges or pay such Liens (or otherwise cause them to be removed) before any part of the Premises or any Rent therefrom or interest therein is in any danger of being sold, forfeited, attached or lost. At Tenant’s sole cost and expense, Landlord will cooperate fully in any Protest that involves an amount assessed against it and, at Tenant’s request, in the case of any Protest in which Tenant is prohibited from solely prosecuting such proceedings by applicable law.

5.2          Impound. Tenant shall include with each Minimum Rent payment a deposit of one-twelfth (1/12th) of the amount required to discharge the annual amount of real property Taxes secured by a Lien encumbering any portion of the Premises (“Real Property Taxes”) as and when they become due (the “Tax Impound”). The amounts held by Landlord in the Tax Impound shall be applied by Landlord directly to the payment of the Taxes in a timely fashion and prior to the imposition of any Penalty, and, except if resulting from insufficient funds in the Tax Impound, if any Penalty results from Landlord’s failure to timely make any such payment, such Penalty shall be paid by Landlord. The Tax Impound shall be calculated on the basis of the most recent available levy applied to the most recent available assessment of Real Property Taxes. The Tax Impound shall not be held by Landlord in trust or as an agent of Tenant, but rather shall be applied by Landlord to the Taxes. The Tax Impound shall earn interest on an annual basis based upon the average interest earned during such year by Landlord on its cash deposits. Interest earned on the Tax Impound for a given Lease Year shall, at Tenant’s election either (a) be paid to Tenant within thirty (30) days of the end of the Lease Year, or (b) in the case of (i) a Lease Year that is not the final Lease Year, be credited against the amount of Tax Impound due from Tenant to Landlord for the first month (or additional month(s) if such credit exceeds the amount of Tax Impound due for such first month) of the subsequent Lease Year, or in the case of (ii) the final Lease Year, paid to Tenant within thirty (30) days of the expiration of the Term or earlier termination of this Master Lease. If at any time within thirty (30) days prior to the due date the Tax Impound shall be insufficient for the payment of the obligation in full, Tenant shall within ten (10) days after demand deposit the deficiency with Landlord. If the Tax Impound is in excess of the actual obligation, at Tenant’s election any excess funds shall either (x) be paid to Tenant within thirty (30) days of the end of the Lease Year, or (y) in the case of (1) a Lease Year that is not the final Lease Year, be credited against the amount of Tax Impound due from Tenant to Landlord for the first month (or additional month(s) if such credit exceeds the amount of the Tax Impound due for such first month) of the subsequent Lease Year, or in the case of (2) the final Lease Year, paid to Tenant within thirty (30) days of the expiration of the Term or earlier termination of this Master Lease. Tenant shall forward to Landlord or its designee all Tax bills, bond and assessment statements as soon as they are received and receipts for payment of all Taxes required to be paid by Tenant. If Landlord transfers this Master Lease, it shall transfer the Tax Impound, and all interest earned thereon, to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto.

6.             Insurance. All insurance provided for in this Master Lease shall (i) be maintained under valid and enforceable policies issued by insurers licensed and approved to do business in the state(s) where the applicable Facility or portion of the Premises is located and having general policyholders and financial ratings of not less than “A-” and “X”, respectively, in the then current Best’s Insurance Report, (ii) except for insurance referenced in Section 6(c), 6(d) and Section 6(e), name Landlord (and, if required, pursuant to the terms of any mortgage encumbering the Premises, or any part hereof, Landlord’s mortgagee) as an additional insured and, for the casualty policy referenced in Section 6(a), as the owner and loss payable beneficiary, (iii) be on an “occurrence” basis, (iv) cover all of Tenant’s operations at the applicable Facility or portion of the Premises, (v) provide that the policy may not be canceled except upon not less than thirty (30) days prior written notice to Landlord and (vi) be primary and provide that any insurance with respect to any portion of the Premises maintained by Landlord is excess and noncontributing with Tenant’s insurance. The parties hereby waive as to each other all rights of subrogation (other than with respect to Worker’s Compensation Coverage described below) which any insurance carrier, or either of them, may have by reason of any provision in any policy issued to them, provided such waiver does not thereby invalidate such policy. Original policies or satisfactory insurer certificates evidencing the existence of the insurance required by this Master Lease and showing the interest of Landlord shall be provided to it prior to the commencement of the Term or, for a renewal policy, not less than five (5) days prior to the expiration date of the policy being renewed. If Landlord is provided with a certificate, it may demand that Tenant provide a complete copy of the related policy within fifteen (15) days. Tenant may satisfy the insurance requirements hereunder through coverage under a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Master Lease by reason of the use of such blanket policy of insurance. During the Term, Tenant shall maintain the following insurance and any claims thereunder shall be adjudicated by and at the expense of it or its insurance carrier:

(a)           Fire and Extended Coverage with respect to each Facility against loss or damage from all causes under standard “all risk” property insurance coverage with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), without exclusion for fire, lightning, windstorm, explosion, smoke damage, vehicle damage, sprinkler leakage, flood, vandalism, earthquake, malicious mischief or any other risks normally covered under an extended coverage endorsement, in amounts that are not less than the actual replacement value of such Facility and all Tenant Personal Property associated therewith (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction). Additionally, if any Facility contains steam boilers, steam pipes, steam engines, steam turbines or other high pressure vessels, insurance with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Facility, in an amount equal to one hundred percent (100%) of the full replacement cost of the Facility, which policies shall insure against physical damage to and loss of occupancy and use of the Facility arising out of an accident or breakdown covered thereunder. Notwithstanding any provision to the contrary herein, insurance coverage for earthquake shall be limited to One Million Dollars ($1,000,000) in the aggregate for the entire Premises.

(b)           Commercial General Public Liability Coverage with respect to each Facility (including products liability and broad form coverage) against claims for bodily injury, death or property damage occurring on, in or about such Facility, affording the parties protection of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate, which maximum aggregate limit may be satisfied with the combination of commercial general public liability coverage and excess and/or umbrella coverage;

(c)           Professional Liability Coverage with respect to each Facility for damages for injury, death, loss of service or otherwise on account of professional services rendered or which should have been rendered, in a minimum amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the aggregate;

(d)           Worker’s Compensation Coverage with respect to each Facility for injuries sustained by Tenant’s employees in the course of their employment and otherwise consistent with all applicable legal requirements;

(e)           Business Interruption and Extra Expense Coverage with respect to each Facility for loss of rental value for a period not less than one (1) year, covering perils consistent with the requirements of Section 6(a) and providing that any covered loss thereunder shall be payable to the Landlord as its interests may appear, and (A) including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Tenant, Landlord and any other insured thereunder from being a co-insurer, or (B) if such insurance contains a coinsurance provision, with a limit greater than or equal to ten (10) times the amount of annual Minimum Rent and Additional Rent then payable under this Master Lease; and

(f)            Deductibles/Self-Insured Retentions for the above policies shall not be greater than One Hundred Twenty Five Thousand Dollars ($125,000.00). At such times and only so long as policies of insurance with deductibles or self-insured retentions not greater than One Hundred Twenty Five Thousand Dollars ($125,000.00) are generally not available to operators of businesses similar to that then being conducted at the Premises at commercially reasonable rates, as determined by Landlord in its reasonable judgment, the deductibles or self-insured retentions on the policies of insurance required hereunder may be in such greater amount, as determined by Landlord in its reasonable judgment, that would result in the applicable policies being available at commercially reasonable rates, not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00). Notwithstanding the foregoing, with respect to windstorm/hail coverage, the deductibles/self-insured retentions for a Facility shall be equal to the greater of (i) such amounts permitted under the preceding two sentences, (ii) with respect to only those Facilities located in the State of Florida, $250,000.00, and (iii) five percent (5%) of the total insurable value of the applicable Facility.

7.             Use, Regulatory Compliance and Preservation of Business.

7.1          Permitted Use.

(a)           Tenant shall use, operate and occupy each Facility as a radiation or oncology related medical office building and treatment center, and for ancillary services relating thereto, but for no other purpose; provided, however, that Tenant may, with the written approval of Landlord (subject to the succeeding sentence, to be granted or withheld in the exercise of its sole and absolute discretion) change the use of a Facility to a different use so long as Tenant shall continue to use, operate and occupy such Facility for a use in the medical services industry. Landlord, upon the written request of Tenant, shall approve a change in the use of a Facility if the following conditions are met: (i) the proposed change in use is for a use in the medical services industry, (ii) Tenant has obtained and provided to Landlord appraisals (prepared by an appraiser reasonably acceptable to Landlord) that take into account the proposed change in use and that demonstrate to Landlord’s reasonable satisfaction that the fair market value of such Facility after the change in use will not result in a material reduction of the fair market value of the Facility, and (iii) Tenant has obtained or agrees to obtain prior to such change in use all licenses, certificates, permits and all other approvals required by law in connection with operating the Facility for the proposed new use. Tenant shall operate each Facility and the Business conducted thereon in a manner consistent with all applicable laws.

(b)           Tenant shall continuously and uninterruptedly use, operate and occupy each Facility throughout the Term; provided, however, that (i) Tenant may close down the operations of a Facility in connection with Tenant’s refurbishing, upgrading, or changing the permitted use of such Facility for a commercially reasonable amount of time required to complete such refurbishment, upgrades, or change in use; but in no event shall such period of time exceed two hundred seventy (270) days, and (ii) subject to the Tenant’s restoration obligations contained in this Master Lease, Sections 17 and 18, a Facility may be temporarily closed down to the extent and for the period of time such Facility is untenantable by reason of fire or other casualty or condemnation.

7.2          Regulatory Compliance. Tenant, each Facility and the other portions of the Premises shall be subject to all CC&R’s promulgated by, or for the benefit of, condominium or other such associations or entities, as the same may be amended from time to time and Tenant, each Facility and the other portions of the Premises shall comply in all material respects with all of such CC&R’s, as well as all licensing and other laws and other use or maintenance requirements applicable to the Business conducted thereon and, to the extent applicable, all Medicare, Medicaid and other third-party payor certification requirements, including timely filing properly completed cost and other required reports, timely paying all expenses shown thereon, and ensuring that each Facility, to the extent required in connection with the then permitted use pursuant to Section 7.1(a), continues to be fully certified for participation in Medicare and Medicaid throughout the Term. Further, Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting any Facility. All inspection fees, costs and charges associated with a change of such licensure or certification shall be borne solely by Tenant. In addition, Tenant shall operate each Facility in full compliance with the applicable provisions of the Medicare Anti-Kickback Law, 42 U.S.C. 1320a-7(b), and the Stark Self-Referral Prohibition Act, 42 U.S.C. 1395nn, et. seq., as the same may be modified, supplemented or replaced from time to time, and all regulations promulgated thereunder from time to time.

7.3          Quiet Enjoyment. So long as no Event of Default has occurred and is continuing, Landlord covenants that Tenant may peaceably and quietly have, hold and enjoy the Premises for the Term, free of any claim or other action not caused or created by Tenant, subject to Section 17 or Section 18.

8.             Acceptance, Maintenance, Upgrade, Alteration and Environmental.

8.1          Acceptance “AS IS”; No Liens. Tenant acknowledges that, in deciding to enter into this Master Lease, it has not relied on any representations or warranties, express or implied, of any kind from Landlord with respect to the Premises. Tenant has examined the condition of title to and thoroughly investigated the Premises, has selected the Premises to its own specifications, has concluded that, as of the date hereof, no improvements or modifications are required to be made by Landlord in order to conduct the Business thereon, and accepts them on an “AS IS” basis and assumes all responsibility and cost for the correction of any observed or unobserved deficiencies or violations. It is expressly understood and agreed that any inspection by or on behalf of the Landlord of the business conducted at the Premises or of the Premises is for Landlord’s sole and exclusive benefit and is not directly or indirectly for the benefit of, nor should be relied in any manner upon by, Tenant, its subtenants or any other third party. Subject to its right to Protest set forth in Section 5.1, Tenant shall not cause or permit any lien, levy or attachment to be placed or assessed against any portion of the Premises or the operation thereof (a “Lien”) other than “Permitted Exceptions” as described on

Exhibit D and any mortgage, lien, encumbrance, or other charge created by or resulting solely from any act or omission of Landlord.

8.2          Tenant’s Maintenance Obligations. Tenant shall (i) keep and maintain the Premises in good appearance, repair and condition and maintain proper janitorial services, (ii) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep each Facility in good and lawful order and condition and in substantial compliance with all applicable requirements and laws relating to the business conducted thereon, including, if applicable certification for participation in Medicare and Medicaid, and (iii) keep and maintain all Landlord and Tenant Personal Property in good condition, ordinary wear and tear, casualty and condemnation excepted, and repair and replace such property consistent with prudent industry practice.

8.3          Upgrade Expenditures. On or before the date that is thirty (30) days after the expiration of each Lease Year, Tenant shall provide to Landlord documentation and other evidence demonstrating to Landlord’s reasonable satisfaction that Tenant has, during the preceding Lease Year, expended an amount equal to or exceeding the CapEx Amount, multiplied by the aggregate rentable square footage of the Facilities on the last day of the preceding Lease Year, for Upgrade Expenditures relating to the Premises. As used herein the “CapEx Amount” shall mean an amount equal to One Dollar ($1.00) (as adjusted at the end of each Lease Year for increases since the Effective Date in the CPI). “Upgrade Expenditures” means expenditures in commercially reasonable amounts to Persons not affiliated with Tenant for (i) upgrades or improvements to each Facility that have the effect of maintaining or improving such Facility, including new or replacement wallpaper, tiles, window coverings, lighting fixtures, painting, upgraded landscaping, carpeting, architectural adornments, common area amenities and the like, including, without limitation, capital improvements or repairs (including repairs or replacements of the roof, structural elements of the walls, parking area or the electrical, plumbing, HVAC or other mechanical or structural systems), and (ii) other improvements to each Facility as reasonably approved by Landlord, which shall include those matters, if any, that Landlord has approved in writing as of the Effective Date based on descriptions and budgets that Tenant has provided prior thereto.

8.4          Alterations by Tenant. Tenant may alter, improve, exchange, replace, modify or expand (collectively, “Alterations”) the Premises from time to time as it may determine is desirable for the continuing and proper use and maintenance of the Premises; provided, that any Alterations in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) with respect to any individual Facility in any rolling twelve (12) month period shall require Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided further, that any Alterations to the Premises must satisfy the requirements set forth in Sections 4.04 (2) and (3) of Revenue Procedure 2001-28, 2001-19 I.R.B. 1156. All Alterations shall immediately become a part of the Premises and the property of Landlord subject to this Master Lease, and the cost of all Alterations or other purchases, whether undertaken as an on-going licensing, Medicare, Medicaid or other regulatory requirement, or otherwise shall be borne solely by Tenant. All Alterations shall be done in a good and workmanlike manner in compliance in all material respects with all applicable laws and the insurance required under this Master Lease. If an Alteration changes the rentable square footage of a Facility, Tenant shall promptly provide Landlord notice of the same and upon delivery of such notice, Schedule 1 shall be deemed amended to reflect such revised rentable square footage for the applicable Facility.

8.5          Hazardous Materials. Tenant’s use of the Premises shall comply in all material respects with all Hazardous Materials Laws. If any Environmental Activities occur or are suspected to have occurred in material violation of any Hazardous Materials Laws or if Tenant has received written notice of any Hazardous Materials Claim against any portion of the Premises, Tenant shall promptly remedy any such violation or claim to the reasonable satisfaction of Landlord and in accordance in all material respects with all applicable governmental authorities, as required by Hazardous Materials Laws. Tenant and Landlord shall promptly advise one another in writing upon receiving written notice of (a) any Environmental Activities in material violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Tenant or Landlord in connection with the Premises (or any portion of the Premises); (c) any remedial action taken by Tenant or Landlord in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any portion of the Premises in material violation of any Hazardous Materials Laws; (d) any occurrence or condition on or in the vicinity of any portion of the Premises of which Tenant or Landlord, as applicable, has actual knowledge and that materially increases the risk that any portion of the Premises will be exposed to Hazardous Materials; and (e) all material communications to or from Tenant, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any portion of the Premises, including copies thereof, Notwithstanding any other provision of this Master Lease, if any Hazardous Materials are discovered on or under any portion of a Facility in violation of any Hazardous Materials Law, the Term shall be automatically extended with respect to such Facility only and this Master Lease shall remain in full force and effect with respect to such Facility only until the earlier to occur of (i) the completion of all remedial action or monitoring, as reasonably approved by Landlord, in accordance with all Hazardous Materials Laws, or (ii) the date specified in a written notice from Landlord to Tenant terminating this Master Lease (which date may be subsequent to the date upon which the Term was to have expired). Notwithstanding the foregoing, unless the Initial Term of this Master Lease is renewed pursuant to Section 1, above, in no event shall the provisions of this Section 8.5 extend the Term for a Facility beyond December 31, 2025 as to such Facility; provided, however, that Tenant’s obligations to complete all remedial action or monitoring pursuant to this Section 8.5 shall survive any such termination of the Term. Landlord shall have the right, at Tenant’s sole cost and expense (including, without limitation, Landlord’s reasonable attorneys’ fees and costs) and with counsel chosen by Landlord, to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Hazardous Materials Claims.

8.6          Medical Waste. Tenant shall be responsible for all Medical Waste disposal for each Facility, which disposal shall be provided by a licensed medical waste hauler and shall comply in all material respects with all applicable laws, rules, regulations and orders. If Tenant elects to provide Medical Waste disposal services to the subtenants in a Facility, such services shall be provided in compliance in all material respects with all applicable laws, rules, regulations and orders.

9.             Tenant Property.

9.1          Tenant Property. Tenant may obtain and install all items of furniture, fixtures, trade fixtures, supplies and equipment as Tenant determines are reasonably necessary or reasonably appropriate to operate the Premises (“Tenant Personal Property”). As used herein, “Tenant Intangible Property” means all the following at any time owned by Tenant in connection with its use of any portion of the Premises: Medicare, Medicaid and other accounts and proceeds thereof; rents, profits, income or revenue derived from such operation or use; all documents, chattel paper, instruments, contract rights (including all leases with subtenants and contracts with employees and third parties), deposit accounts, general intangibles and choses in action; refunds of any Taxes or Other Charges; if applicable, licenses and permits necessary or desirable for Tenant’s use of any portion of the Premises, any applicable certificate of need, occupancy or other similar certificate, and the exclusive right to transfer, move or apply for the foregoing and manage the business conducted at any portion of the Premises; and the right to use the names set forth on Schedule 1 and any other trade or other name now or hereafter associated with its operation of the Premises.

9.2          Schedule of Tenant Property. Upon the execution of this Master Lease by Tenant, Tenant shall deliver to Landlord a schedule of all lenders, purchase money equipment financiers, equipment lessors, and other parties who, other than Tenant, have any liens, security interests, ownership interests, or other similar interests in and to any Tenant Personal Property with a value of or exceeding One Hundred Thousand Dollars ($100,000.00) (the “Tenant Property Schedule”). The Tenant Property Schedule shall be in a form reasonably acceptable to Landlord and shall include: (i) the name, address, and other contact information for the agent or lead bank (“Agent Bank”) in connection with Tenant’s senior credit facility, and (ii) a detailed breakdown, by Facility, of each applicable item of Tenant Personal Property, its age, useful economic life, and estimated value, and any lenders, purchase money equipment financiers, equipment lessors, or other parties who have a lien, security interest, ownership interest, or other similar ownership interest in such item and the contact information for any and all such parties. Tenant shall be required to deliver to Landlord an updated Tenant Property Schedule upon the commencement of each Lease Year and in connection with any change or replacement of Agent Bank.

9.3          Waiver of Landlord’s Lien. Landlord hereby waives any statutory or common law lien that may be granted or deemed to be granted to Landlord in Tenant Personal Property or Tenant Intangible Property. Landlord agrees that, upon the request of any Person that shall be providing senior secured financing to Tenant, or a purchase money equipment financier or equipment lessor of Tenant, Landlord shall, at Tenant’s sole cost and expense, negotiate in good faith for the purpose of executing and delivering a commercially reasonable waiver or subordination of Landlord’s statutory lien rights, if any, and a consent and agreement with respect to the respective rights of Landlord and such Person regarding the security interests in, and the timing and removal of, any Tenant Personal Property or Tenant Intangible Property which such Person has a secured interest (the “Collateral”), in form and substance reasonably acceptable to Landlord and such Person, so long as such waiver and agreement (i) provides for the indemnification of Landlord against any claims by Tenant or any Person claiming through Tenant, and against any physical damage caused to the Premises, in connection with the removal of any of the Collateral by such Person, (ii) provides for a reasonable, but limited, time frame for the removal of such Collateral by such Person after the expiration of which same shall be deemed abandoned, and (iii) provides for the per diem payment of Rent due hereunder by such Person for each day following the date of the expiration or termination of this Master Lease that Landlord permits such Person’s Collateral to remain in the Premises.

10.          Financial, Management and Regulatory Reports. Tenant shall provide Landlord with the reports listed in Exhibit F at the time described therein, and such other information about it or the operations of the Premises and the Business as Landlord may reasonably request from time to time, including such information reasonably requested in connection with a financing of the Premises sought by Landlord. All financial information provided shall be prepared in accordance with generally accepted accounting principles consistently applied and shall be submitted electronically in the form of unrestricted, unlocked “.xls” spreadsheets (or, if restricted or locked, Landlord has been provided with all necessary passwords and access keys required to fully access or extract the subject data therefrom)

created using Microsoft Excel (2003 or newer editions). In the event Tenant fails to provide Landlord with the reports listed in Exhibit F within the time periods specified therein, Tenant shall have a grace period of five (5) Business Days after receipt of written notice of such failure from Landlord to provide such reports, after which Tenant will be assessed with a $500.00 administrative fee, which administrative fee shall be immediately due and payable to Landlord.

11.          Representations and Warranties. Each party represents and warrants to the other that: (i) this Master Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Master Lease within the state(s) where any portion of the Premises is located; and (iii) neither this Master Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

12.          Events of Default. The occurrence of any of the following events will constitute an “Event of Default” on the part of Tenant, and there shall be no cure period therefor except as otherwise expressly provided:

(a)           Tenant’s failure to pay any Rent when due within two (2) Business Days after receipt of written notice from Landlord of such failure;

(b)           Tenant’s failure to pay when due Taxes, any Other Charges or other payments required to be made by Tenant under this Master Lease, which failure continues for ten (10) days after receipt of written notice from Landlord of such failure;

(c)           (i) The suspension or material limitation of any license, or, if applicable, the certification of any portion of the Premises for provider status under Medicare or Medicaid which would have a material adverse affect on the operation of any Facility for the then permitted use pursuant to Section 7.1(a); provided, however, if any such suspension or material limitation is curable by Tenant it shall not constitute an Event of Default if Tenant promptly commences to cure such breach and thereafter diligently pursues such cure to the completion thereof within the lesser of (x) the time period in which the applicable governmental agency has given Tenant to undertake corrective action or (y) one hundred eighty (180) days after the occurrence of any such suspension or material limitation; (ii) the revocation of any license or, if applicable, the certification of any portion of the Premises for provider status under Medicare or Medicaid which would have a material adverse affect on the operation of any Facility for the then permitted use pursuant to Section 7.1(a); (iii) the discontinuance of operations at any Facility, except as may be permitted pursuant to Sections 7.1 or 24.5; (iv) the failure to maintain any certificate of need or other similar certificate or license required to operate any Facility for the then permitted use in accordance with the provisions of Section 7.1, which failure would have a material adverse affect on the operation of any Facility; or (v) the use of any material portion of the Premises other than as permitted pursuant to Section 7.1;

(d)           A default beyond any applicable cure period by Tenant (i) with respect to any obligation in excess of One Million dollars ($1,000,000.00) under any other lease, agreement or obligation between Tenant and Landlord or any of Landlord’s Affiliates, or (ii) in any payment of principal or interest on any obligations of borrowed money to third parties having an aggregate principal balance of One Hundred Million dollars ($100,000,000.00) or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause, or permit any Person to cause, such obligation to become due prior to its stated maturity;

(e)           A default beyond any applicable cure period by any Guarantor under the Guaranty;

(f)            Any material misrepresentation by Tenant under this Master Lease or in any written report, notice or communication made pursuant hereto from Tenant to Landlord with respect to Tenant, any Guarantor, or the Premises;

(g)           The failure to perform or comply with the provisions of  Sections 6 or 16;

(h)           (i) Tenant shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment of all or substantially all of its property for the benefit of creditors; or (ii) a receiver, trustee or liquidator shall be appointed for Tenant or any Facility if such appointment is not discharged within sixty (60) days after the date of such appointment; (iii) the filing by Tenant of a voluntary petition under any federal bankruptcy or state law to be adjudicated as bankrupt or for any arrangement or other debtor’s relief; or (iv) the involuntary filing of such a petition against Tenant by any other party unless such petition is dismissed within ninety (90) days after filing; or

(i)            The failure to perform or comply with any other provision of this Master Lease not requiring the payment of money unless Tenant cures it either (i) within thirty (30) days after receipt of written notice from Landlord of such failure or (ii) if such default cannot with due diligence be so cured because of the nature of the default or delays beyond the control of Tenant and cure after such period will not have a materially adverse effect upon any Facility, then such default shall not constitute an Event of Default if Tenant uses its best efforts to cure such default by promptly commencing and diligently pursuing such cure to the completion thereof and cures it within one hundred eighty (180) days after such notice from Landlord.

13.          Remedies. Upon the occurrence and during the continuance of an Event of Default, Landlord may exercise all rights and remedies under this Master Lease and the laws of the state(s) where the Premises are located that are available to a lessor of real and personal property in the event of a default by its lessee. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet any of the Premises or to collect any rent due upon any such reletting. Tenant shall pay Landlord, immediately upon demand, all expenses incurred by it in obtaining possession and reletting any of the Premises, including reasonable fees, commissions and costs of attorneys, architects, agents and brokers.

13.1        General. Without limiting the foregoing, Landlord shall have the right (but not the obligation) to do any of the following upon and during the continuance of an Event of Default: (a) sue for the specific performance of any covenant of Tenant as to which it is in breach; (b) enter upon any portion of the Premises, terminate this Master Lease, dispossess Tenant from the Premises, by any available legal process, and/or collect money damages by reason of Tenant’s breach, including the acceleration of (i) all Minimum Rent and Additional Rent which would have accrued after such termination, discounted at an annual rate equal to the then-current U.S. Treasury Note rate for the closest comparable term and taking into account any obligation on behalf of Landlord to mitigate its damages to the extent required by law, and (ii) all obligations and liabilities of Tenant under this Master Lease which survive the termination of the Term; (c) elect to leave this Master Lease in place and sue for Rent and other money damages as the same come due; and (d) (before or after repossession of the Premises pursuant to clause (b) above and whether or not this Master Lease has been terminated) relet any portion of the Premises to such tenant(s), for such term(s) (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting.

13.2        Remedies Cumulative; No Waiver. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law. No failure of Landlord to insist at any time upon the strict performance of any provision of this Master Lease or to exercise any option, right, power or remedy contained herein shall be construed as a waiver, modification or relinquishment thereof as to any similar or different breach (future or otherwise) by Tenant. Landlord’s receipt of any rent or other sum due hereunder (including any late charge) with knowledge of any breach shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Master Lease shall be effective unless expressed in a writing signed by it.

13.3        Performance of Tenant’s Obligations. If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Master Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Tenant, and enter upon any portion of the Premises for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Tenant to Landlord upon Landlord’s written demand therefor,

13.4        Limited Remedy Event of Defaults. Notwithstanding anything to the contrary herein contained, or any other provisions of this Master Lease or any other concurrent transaction document, if Landlord is exercising remedies due solely to the Events of Default described in clauses (c), (d), (e), (f) or (i) of Section 12 (“Limited Remedy Events of Default”), the aggregate amount Tenant shall be required to pay to Landlord from and after the date of the occurrence of such Limited Remedy Event of Default (the “Occurrence Date”) shall be limited to the sum of (i) (A) 89.9% of the fair market value of the Premises as of the commencement date less (B) the sum of the present value as of the Effective Date (using an annual discount rate equal to Fifteen and 65/100 percent (15.65%)) of all Minimum Rent and Additional Rent received as of the Occurrence Date, (ii) any amounts of Taxes and Other Charges which are due and payable or have accrued under this Master Lease through the Occurrence Date, and (iii) any amounts of Taxes and Other Charges which are due and payable or have accrued under this Master Lease after the Occurrence Date while or so long as the Tenant remains in possession of the Premises after any Limited Remedy Event of Default that relates to insurance, utilities, repairs, maintenance, environmental maintenance, remediation and compliance and other customary costs and expenses of operating and maintaining the Premises in substantial compliance with the terms of this Master Lease.

14.          Provisions on Termination.

14.1        Surrender of Possession. On the expiration of the Term or earlier termination or cancellation of this Master Lease (the “Termination Date”), Tenant shall deliver to Landlord or its designee possession of (a) the Premises (or portion thereof if the expiration, termination, or cancellation of this Master Lease is not with respect to the entire Premises) in broom clean condition and in as good a condition as existed at the date of their possession and occupancy pursuant to this Master Lease, except as repaired, replaced, rebuilt, restored, altered or added to as permitted or required by the provisions of this Master Lease, ordinary wear and tear, casualty and condemnation excepted, (b) all subtenant leases and security deposits, all documentation related to the subtenants (including financials and past correspondence) and copies of all Tenant’s books and records relating solely to the Premises, and (c) plans, specifications, drawings or similar materials in connection with the applicable Facility or Facilities.

14.2        Removal of Tenant Personal Property. Tenant may remove from the Premises in a workmanlike manner all Tenant Personal Property, leaving the Premises in good and presentable condition and appearance, including repair of any damage caused by such removal. Title to any Tenant Personal Property which is not removed by Tenant as permitted above upon the expiration of the Term shall, at Landlord’s election, vest in Landlord; provided, however, that Landlord may remove and store or dispose at Tenant’s expense any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to Tenant.

14.3        Holding Over. If Tenant shall for any reason remain in possession of any portion of the Premises after the Termination Date, such possession shall be a month-to-month tenancy during which time Tenant shall pay as rental on the first (1st) Business Day of each month one and one-half (1-1/2) times the total of the monthly Minimum Rent payable with respect to the last Lease Year plus Additional Rent allocable to the month, all additional charges accruing during the month and all other sums, if any, payable by Tenant pursuant to this Master Lease. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the Termination Date, nor shall anything contained herein be deemed to limit Landlord’s remedies.

14.4        Survival. All covenants, indemnities and other obligations of Tenant under this Master Lease which arise on or prior to the Termination Date or which specifically survive the expiration or termination by their own terms shall survive the Termination Date.

15.          Certain Landlord Rights.

15.1        Entry and Examination of Records. Landlord and its representatives may enter any portion of the Premises at any reasonable time upon not less than twenty-four (24) hours written notice to Tenant (which notice may be transmitted in the form of electronic mail or other similar electronic means) to inspect the Premises for compliance with this Master Lease, to exhibit the Premises for sale, lease or mortgaging, or for any other reasonable purpose; provided that no such notice shall be required in the event of an emergency, upon and during the continuance of an Event of Default or to post notices of non-responsibility under any mechanic’s or materialmen’s lien law. No such entry shall unreasonably interfere with Tenant or any subtenants in a Facility or the business operated thereon. During normal business hours (and upon reasonable notice), Tenant will permit Landlord and its representatives (coordinated through Landlord) to examine and make abstracts from any of Tenant’s books and records (other than materials protected by the attorney-client privilege and materials which such person may not disclose without violation of a confidentiality obligation binding upon it); provided that, so long as no Event of Default has occurred and is continuing, Landlord shall not be entitled to exercise the foregoing rights more than once, in the aggregate, in any calendar year.

15.2        Grant Liens. Any Lien or other encumbrance now existing and securing any borrowing or other means of financing or refinancing or otherwise shall provide for the recognition of this Master Lease and all Tenant’s rights hereunder. Subject to the foregoing sentence and Section 7.3, without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Lien, title retention agreement or other encumbrance upon the Premises, or any portion thereof or interest therein (including this Master Lease), whether to secure any borrowing or other means of financing or refinancing or otherwise. Upon the request of Landlord, Tenant shall subordinate this Master Lease to the Lien of any such encumbrance so long as (a) such encumbrance provides that it is subject to the rights of Tenant under this Master Lease and that so long as no Event of Default shall exist beyond any applicable cure period, Tenant’s occupancy shall not be disturbed if any Person takes possession of the applicable portion of the Premises through foreclosure proceedings or otherwise and (b) is otherwise in form and substance reasonably acceptable to Tenant.

15.3        Estoppel Certificates. At any time upon not less than ten (10) days prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall have an authorized representative execute, acknowledge and deliver to the Requesting Party or its designee a written statement certifying (a) that this Master Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default currently exists on the part of the Responding Party, and to the Responding Party’s actual knowledge, on the part of the Requesting Party or specifying any such default, and (d) as to such other matters as the Requesting Party may reasonably request.

15.4        Conveyance Release. If Landlord or any successor owner shall transfer any portion of the Premises in accordance with this Master Lease, they shall thereupon be released from all future liabilities and obligations hereunder arising or accruing from and after the date of such conveyance or other transfer, which instead shall thereupon be binding upon the new owner.

16.          Assignment and Subletting.

16.1        No Assignment or Subletting. Without the prior written consent of Landlord, which may be withheld or conditioned at its sole discretion, this Master Lease shall not, nor shall any interest of Tenant herein, be assigned or encumbered by operation of law, nor shall Tenant voluntarily or involuntarily assign, mortgage, encumber or hypothecate any interest in this Master Lease or sublet any portion of the Premises. Any foregoing acts without such consent shall be void and shall, at Landlord’s sole option, constitute an Event of Default giving rise to Landlord’s right, among other things, to terminate this Master Lease. An assignment of this Master Lease by Tenant shall be deemed to include: (a) entering into a management or similar agreement relating to the operation or control of any portion of the Premises with a Person that is not an Affiliate of Tenant; or (b) any change (voluntary or involuntary, by operation of law or otherwise, including the transfer, assignment, sale, hypothecation or other disposition of any equity interest in Tenant) in the Person that ultimately exert effective Control over the management of the affairs of Tenant or Guarantor as of the date hereof; provided that an initial public offering of Tenant or Guarantor shall not be deemed to be an assignment of the Master Lease so long as thereafter less than twenty five percent (25%) of the voting stock of Tenant or Guarantor, as applicable, is held by any Person or related group that did not have such ownership before the initial public offering.

16.2        Permitted Assignments and Sublets.

(a)           Notwithstanding Section 16.1 above, Tenant may, without Landlord’s prior written consent, assign this Master Lease or sublet the Premises or any portion thereof to an Affiliate of Tenant or any Guarantor if all of the following are first satisfied: (i) such Affiliate fully assumes Tenant’s obligations hereunder; (ii) Tenant remains fully liable hereunder and any Guarantor remains fully liable under its guaranty; (iii) the use of the applicable portion of the Premises shall comply with Section 7.1, above; (iv) Landlord shall be provided the proposed form and content of all documents for such assignment or sublease on or before the date that is twenty (20) days prior to such assignment or sublease, and (v) Landlord shall be provided executed copies of all such documents within fifteen (15) Business Days after such assignment or sublease.

(b)           Notwithstanding Section 16.1 above, Landlord’s consent shall not be required for any assignment of this Master Lease or change of Control of Tenant or Guarantor if the consolidated net worth of the successor Tenant (in the case of an assignment) or Tenant (in the case of a change of Control of Tenant), as applicable (such entity “Resulting Tenant”) or, successor Guarantor (in the case of an assignment) or Guarantor (in the case of a change of Control of Guarantor), as applicable (such entity, “Resulting Guarantor”) immediately after the effectiveness of the assignment or change of Control is equal to or greater than Three Hundred Million Dollars ($300,000,000.00) (such assignment or change of Control, a “Strong Tenant/Guarantor Transfer”), and each of the following conditions is met: (i) Resulting Tenant and/or Resulting Guarantor, or the officers, directors or managers thereof or of the Person that controls Resulting Tenant or Resulting Guarantor, as applicable, has sufficient operating experience and history with respect to the Business of the Facilities as had Tenant or Guarantor, as applicable (or the officers, directors or managers thereof or of the Person that controls Tenant or Guarantor) immediately prior to the Strong Tenant/Guarantor Transfer, or has retained a management company with such expertise to manage the Facilities; (ii) after a Strong Tenant/Guarantor Transfer, the Resulting Tenant and/or Resulting Guarantor, if different than the Tenant or Guarantor immediately prior to such Strong Tenant/Guarantor Transfer, shall assume all of the obligations of Tenant under the Lease and Guarantor under the Guaranty accruing subsequent to the effective date of such Strong Tenant/Guarantor Transfer by a written instrument in form and substance reasonably satisfactory to Landlord (the “Lease/Guaranty Assumption”); and (iii) no Event of Default shall have occurred and be continuing hereunder. A Person shall be deemed to have “sufficient operating experience and history” if, immediately prior to the Strong Tenant/Guarantor Transfer, such Person (together with its Affiliates and/or officers, directors and managers) (x) operated or managed (whether directly or through its operating subsidiary(ies)) at least twelve (12) facilities engaged in the Business of the Facilities (or the number of such facilities operated and/or managed by Guarantor, whichever is less) and (y) has been in the business of operating or managing such facilities for at least three (3) years (or for such period as Guarantor has been in such business, whichever is less). Upon delivery of the Lease/Guaranty Assumption, Landlord shall release Tenant from any liability under the Lease and Guarantor from any liability under the Guaranty first accruing from and after the effective date of such Strong Tenant/Guarantor Transfer.

(c)           Notwithstanding Section 16.1 above, Tenant may, (i) without Landlord’s prior written consent, sublet portions of a Facility in the ordinary course of Tenant’s business to subtenants of such Facility for customary uses ancillary to Tenant’s permitted use including, pharmacy, physical therapy, and sundry providers, and (ii) subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, sublet all or any portion of the Premises, in each case using a form of sublease reasonably approved by Landlord.

(d)           Notwithstanding Section 16.1 above and subject to Tenant’s obligations pursuant to Section 9.2, Tenant shall have the right from time to time during the Term hereof and without Landlord’s further approval, written or otherwise, to grant and assign a security interest in Tenant’s interest in all Tenant Personal Property or other property of Tenant that is not a part of the Premises to Tenant’s lenders. In addition, Tenant may grant and assign a mortgage or other security interest in Tenant’s interest in this Master Lease to Tenant’s lenders in connection with Tenant’s financing of Tenant’s interest in this Master Lease provided that: (i) Tenant pays all reasonable costs, expenses and charges of Landlord incident to the granting of any such mortgage or other security interest, including Landlord’s reasonable attorneys’ fees and expenses and (ii) Landlord has approved, in its reasonable discretion, the form of leasehold mortgage pursuant to which Tenant is granting a leasehold mortgage or other security interest in this Master Lease.

(e)           Tenant hereby acknowledges that an assignment, subleasing or other transfer of the Premises or a portion thereof under this Section 16 will cause Landlord to incur administrative and other expenses not contemplated under this Master Lease. Accordingly, prior to or concurrently with an assignment, sublease or other transfer of the Premises or a portion thereof pursuant to Section 16.1 or Sections 16.2. Tenant shall reimburse Landlord for any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection with such assignment, sublease, or other similar transfer.

(f)            In no event shall Tenant sublet any portion of the Premises on any basis such that the rental to be paid by the sublessee would be based, in whole or in part, on either the income or profits derived by the business activities of the sublessee, or any other formula, such that any portion of the sublease rental received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the U.S. Internal Revenue Code, or any similar or successor provision thereto.

17.          Damage by Fire or Other Casualty. Tenant shall promptly notify Landlord of any material damage or destruction of any portion of the Premises and diligently repair or reconstruct such portion of the Premises in a good and workman like manner to a like or better condition than existed prior to such damage or destruction in accordance with Section 8.4. So long as no Event of Default exists, any award of insurance proceeds up to and including One Hundred Thousand Dollars ($100,000.00) shall be paid directly to Tenant. In the event that any award of net insurance proceeds payable with respect to the casualty are in excess of One Hundred Thousand Dollars ($100,000.00), such insurance proceeds (1) shall be paid directly to Landlord, and (ii) if no Event of Default exists, shall be made available to Tenant for the repair or reconstruction of the applicable portion of the Premises subject to the following disbursement requirements:

(a)           prior to commencement of restoration, the architects, contracts, contractors, plans and specifications, payment and performance bond from the general contractor for the work and a budget for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned;

(b)                                  Tenant shall possess such additional funds which Landlord reasonably determines are needed to pay all costs of the repair or restoration and such Tenant funds shall be made available by Tenant as required to pay for the costs of the restoration;

(c)                                  at the time of any disbursement, except as permitted pursuant to Section 5.1, no mechanics’ or materialmen’s liens shall have been filed against any of the Premises and remain undischarged;

(d)                                  disbursements shall be made from time to time (within reasonable time frames to perform and complete the restoration, but not more frequently than monthly) in an amount not exceeding the cost of the restoration completed since the last disbursement, upon receipt of (i) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the restoration to date in a good and workmanlike manner in accordance with all material respects with the contracts, plans and specifications, (ii) waivers of liens, and (iii) contractors’ and subcontractors’ sworn statements as to completed work and the cost thereof for which payment is requested; and

(e)                                  each request for disbursement shall be accompanied by a certificate of Tenant, signed by an officer of Tenant, describing the restoration for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such restoration and, upon completion of the restoration, also stating that the restoration has been fully completed and complies with the applicable requirements of this Master Lease.

If such proceeds are insufficient, Tenant shall provide the required additional funds; if such proceeds are more than sufficient, the surplus shall belong and be paid to Tenant upon completion of the restoration in accordance with the requirements of this Master Lease. Tenant shall not have any right under this Master Lease, and hereby waives all rights under applicable law, to abate, reduce or offset rent by reason of any damage or destruction of any portion of the Premises of any amount by reason of an insured or uninsured casualty.

If at any time during the last two (2) years of the Term, fire or other casualty shall render the whole or any portion of a Facility untenantable and such Facility (or any portion thereof) cannot reasonably be expected to be repaired within two hundred seventy (270) days from the date of such event, then Tenant, by notice in writing to Landlord within ninety (90) days from the date of such damage or destruction, may terminate this Master Lease with respect to such Facility effective upon a date within thirty (30) days from the date of such notice in which event (i) the insurance proceeds payable with respect to the casualty to such Facility (except to the extent related to Tenant Personal Property) shall be paid to Landlord, and (ii) this Master Lease shall be deemed terminated as to such Facility and Minimum Rent and Additional Rent due hereunder shall be reduced by the product of (x) the amount of the then current Minimum Rent and Additional Rent, and (y) a fraction, the numerator of which is the portion of Landlord’s Investment allocated to such Facility and the denominator of which is Landlord’s Investment.

18.                               Condemnation. Except as provided to the contrary in this Section 18, this Master Lease shall not terminate and shall remain in full force and effect in the event of a taking or condemnation of the Premises, or any portion thereof, and Tenant hereby waives all rights under applicable law to abate, reduce or offset Rent by reason of such taking. If during the Term all or substantially all (a “Complete Taking”) or a smaller portion (a “Partial Taking”) of any Facility is taken or condemned by any competent public or quasi-public authority, then (a) in the case of a Complete Taking, Tenant may at its election made within thirty (30) days of the effective date of such Taking, terminate this Master Lease with respect to such Facility and the current Rent shall be equitably abated as of the effective date of such termination, or (b) in the case of a Partial Taking, the Rent shall be abated to the same extent as the resulting diminution in Fair Market Value of the applicable portion of the Premises. The resulting diminution in Fair Market Value on the effective date of a Partial Taking shall be as established pursuant to Exhibit C. In the event this Master Lease is terminated as to any Facility under this Section 18, then the Minimum Rent and Additional Rent due hereunder shall be reduced by the product of (i) the amount of the then current Minimum Rent and Additional Rent, and (ii) a fraction, the numerator of which is the portion of Landlord’s Investment allocated to such Facility and the denominator of which is Landlord’s Investment. Landlord alone shall be entitled to receive and retain any award for a taking or condemnation other than a temporary taking; provided, however. Tenant shall be entitled to submit its own claim in the event of any such taking or condemnation with respect to the value of (u) Tenant’s leasehold interest in any portion of the Premises, (v) the relocation costs incurred by Tenant as a result thereof, (w) Tenant Personal Property, (x) other tangible property, (y) moving expenses, and/or (z) loss of business, if available. In the event of a temporary taking of less than all or substantially all of the Premises, Tenant shall be entitled to receive and retain any and all awards for the temporary taking and the Minimum Rent and Additional Rent due under this Master Lease shall be not be abated during the period of such temporary taking.

19.                               Indemnification. Tenant agrees to protect, indemnify, defend and save harmless Landlord, its directors, officers, shareholders, agents and employees (each an “Indemnitee”) from and against any and all foreseeable or unforeseeable liability, expense, loss, cost, deficiency, fine, penalty or damage (including punitive but excluding consequential damages) of any kind or nature, including reasonable attorneys’ fees, from any suits, claims or demands, on account of any matter or thing, action or failure to act arising out of or in connection with (unless caused by an Indemnitee) this Master Lease, the Premises or the operations of Tenant on any portion of the Premises, including (a) the breach by Tenant of any of its representations, warranties, covenants or other obligations hereunder, (b) any Protest, and (c) all known and unknown Environmental Activities on any portion of the Premises, Hazardous Materials Claims or violations by Tenant of a Hazardous Materials Law with respect to any portion of the Premises, except to the extent such Environmental Activities, Hazardous Materials Claims or violations arise out of any negligent or willful act or omission of Landlord or its affiliates, employees or agents. Upon receiving knowledge of any suit, claim or demand asserted by a third party that Landlord believes is covered by this indemnity, it shall promptly give Tenant written notice of such matter. If Landlord does not elect to defend the matter with its own counsel at Tenant’s expense, Tenant shall then defend Landlord at Tenant’s expense (including Landlord’s reasonable attorneys’ fees and costs) with legal counsel reasonably satisfactory to Landlord and Tenant’s insurer. The obligations of Tenant under this Section 19 shall survive any termination, expiration, or rejection in bankruptcy of this Master Lease, but only with respect to matters that arose, occurred, or existed prior to such termination, expiration, or rejection.

20.                               Disputes. If any party brings any action to interpret or enforce this Master Lease, or for damages for any alleged breach, the prevailing party shall be entitled to reasonable attorneys’ fees and costs as awarded by the court in addition to all other recovery, damages and costs. EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS MASTER LEASE, INCLUDING RELATIONSHIP OF THE PARTIES, TENANT’S USE AND OCCUPANCY OF ANY PORTION OF THE PREMISES, OR

ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.

21.                               Notices. All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Master Lease shall be in writing and sent by personal delivery, U.S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

*If to any Tenant, each of which have	If to Landlord:

appointed Radiation Therapy Services, Inc.

as agent/attorney-in-fact:

Radiation Therapy Services, Inc.	Theriac Rollup 2, LLC
2234 Colonial Blvd.	5292 Summerlin Commons Way
Ft. Myers, Florida 33907	Suite 1103
Attn:	Ft. Myers, Florida 33907
Attn: Jay Bunnell
Facsimile: (239) 936-5485

*Name of Tenant

With a copy to:	With a copy to:

Kirkland & Ellis, LLP	Henderson, Franklin, Starnes & Holt,
300 North LaSalle	P.A.
Chicago, Illinois 60654	1715 Monroe St.
Attn: John G. Caruso	Ft. Myers, FL 33901
Facsimile: (312) 862-2200	Attn: Bruce E. Sands, Esq.
Facsimile: (239) 344-1546

A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Tenant shall be deemed notice to all co-Tenants.

22.                               Miscellaneous. Since each party has been represented by counsel and this Master Lease has been freely and fairly negotiated, all provisions shall be interpreted according to their fair meaning and shall not be strictly construed against any party. While nothing contained in this Master Lease should be deemed or construed to constitute an extension of credit by Landlord to Tenant, if a portion of any payment made to Landlord is deemed to violate any applicable laws regarding usury, such portion shall be held by Landlord to pay the future obligations of Tenant as such obligations arise and if Tenant discharges and performs all obligations hereunder, such funds will be reimbursed (without interest) to Tenant on the Termination Date. If any part of this Master Lease shall be determined to be invalid or unenforceable, the remainder shall nevertheless continue in full force and effect. Time is of the essence, and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a Saturday, Sunday or federal holiday, then such period or date shall be extended until the immediately following Business

Day. Whenever the words “including”, “include” or “includes” are used in this Master Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words day or days are used in this Master Lease, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. The titles and headings in this Master Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision. Unless otherwise expressly provided, references to any “Section” mean a section of this Master Lease (including all subsections), to any “Exhibit” or “Schedule” mean an exhibit or schedule attached hereto or to “Medicare” or “Medicaid” mean such programs and shall include any successor program. If more than one Person is Tenant hereunder, their liability and obligations hereunder shall be joint and several. Promptly upon the request of either party and at its expense, the parties shall prepare, enter into and record a suitable short form memorandum of this Master Lease. This Master Lease (a) contains the entire agreement of the parties as to the subject matter hereof and supersedes all prior or contemporaneous verbal or written agreements or understandings, (b) may be executed in one or more facsimile or electronic counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document, (c) may only be amended by a writing executed by the parties, (d) shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties, (e) shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the conflict of laws rules thereof, provided that the law of the State in which each Facility is located (each a “Situs State”) shall govern procedures for enforcing, in the respective Situs State, provisional and other remedies directly related to such Facility and related personal property as may be required pursuant to the law of such Situs State, including without limitation the appointment of a receiver; and, further provided that the law of the Situs State also applies to the extent, but only to the extent, necessary to create, perfect and foreclose the security interests and liens created under this Master Lease, and (f) incorporates by this reference any Exhibits and Schedules attached hereto.

23.                               Right of First Refusal.

(a)                                  During the Term and subject to the terms and conditions and except as otherwise expressly provided in this Section 23. Tenant shall have a right of first refusal to purchase all of the Subject Facilities (as defined below) that are the subject of a Third Party Offer (as defined below). Within five (5) Business Days of Landlord’s decision to accept a Third Party Offer (or its acceptance of such offer subject to the right of first refusal granted herein) Landlord shall deliver to Tenant a written notice (the “Offer Notice”) (i) stating that Landlord is prepared to accept (or has already accepted subject to the right of first refusal granted herein) the applicable Third Party Offer, (ii) identifying the Subject Facilities, and (iii) describing the material terms and conditions (including purchase price and earnest money deposit) under which the third party proposes to purchase the Subject Facilities.

(b)                                  As used herein, the following terms shall have the following meanings:

(1)                                  “Third Party Offer” shall mean a written offer, proposal, letter of intent or similar instrument setting forth the material terms and conditions under which a third party which is not an Affiliate of Landlord proposes to enter into a purchase of all or a portion of the Premises.

(2)                                  “Subject Facilities” shall mean that portion of the Premises (or those Facilities) that are the subject of the purchase proposal contained in the Third Party Offer.

(c)                                  Tenant shall have fifteen (15) Business Days from its receipt of an Offer Notice to elect to purchase the Subject Facilities by delivery of written notice of such election to Landlord (the

“Purchase Notice”). For the avoidance of doubt, Tenant may only elect to purchase all of the Subject Facilities and may not elect to purchase some but not all of the Subject Facilities.

(d)                                  Landlord and Tenant shall have a period of thirty (30) days from Landlord’s receipt of the Purchase Notice (the “Purchase Agreement Period”) to negotiate in good faith a purchase and sale agreement and related documentation necessary to complete the disposition of the Subject Facilities (the “Purchase Documentation”). The Purchase Documentation shall contain the purchase price, earnest money deposit, and other material terms and conditions contained in the Third Party Offer. In the event Landlord and Tenant enter into the Purchase Documentation within the Purchase Agreement Period, then the transaction that is the subject of such Purchase Documentation shall be consummated within thirty (30) days of the execution thereof (the “Closing Date”).

(e)                                  In the event that (i) Tenant does not timely provide the Purchase Notice, (ii) Landlord and Tenant are unable to agree upon the Purchase Documentation within the Purchase Agreement Period, or (iii) following execution of the Purchase Documentation, the transaction that is the subject thereof is not consummated on or before the Closing Date as a result of a default by Tenant in its obligations under the Purchase Documentation, then Landlord shall be free to sell the Subject Facilities to the third party who submitted the Third Party Offer on terms not materially more favorable to the acquiring party than are set forth in the applicable Third Party Offer. If such sale is not consummated within thirty (30) days following the Purchase Agreement Period, or if at any time Landlord agrees with such third party to modify the terms of the proposed transaction in a manner materially more favorable to the third party, Tenant’s right of first refusal as granted herein shall be reinstituted and Landlord shall give Tenant prompt written notice of the same.

(f)                                    Notwithstanding anything in this Section 23 which may be construed or interpreted to the contrary, the terms of this Section 23 (including the right of first refusal granted herein) shall not apply to any of the following: (i) any sale, transfer, or other disposition of the Premises or any portion thereof to any Affiliate, parent, or subsidiary of Landlord or to a joint venture entity, relationship, partnership or similar business arrangement in which Landlord or any of Landlord’s Affiliates is the managing member or general partner and holds at least a twenty five percent (25%) equity ownership interest, (ii) to any merger, business combination, or similar transaction involving all or substantially all of the assets of Landlord and its Affiliates; or (iii) any judicial or non-judicial foreclosure sale or deed in lieu of foreclosure pursuant to any mortgage or deed of trust now or hereafter encumbering the Premises or any portion thereof in favor of an unaffiliated third party.

(g)                                 In the event Tenant purchases the Subject Facilities pursuant to this Section 23, this Master Lease shall terminate as to the Subject Facilities and the Minimum Rent and Additional Rent due hereunder shall be reduced by the product of (i) the amount of the then current Minimum Rent and Additional Rent, and (ii) a fraction, the numerator of which is the portion of Landlord’s Investment allocable to the Subject Facilities and the denominator of which is Landlord’s Investment.

24.                               Economic Substitution.

24.1                        Provided that no Event of Default exists on the Option Exercise Date or the Closing Date, Tenant may offer to purchase an Option Premises (as defined herein) by giving Landlord written notice thereof (the “Exercise Notice”) at least sixty (60) days, but not more than one hundred eighty (180) days, prior to the desired closing date (the date on which such notice is delivered being the

“Option Exercise Date”) provided that (a) Tenant provides Landlord with substitute Replacement Premises in accordance with the requirements set forth below and (b) the substitution of the Replacement Premises for the Option Premises does not result in a decrease in the Rent Coverage Ratio from the Rent Coverage Ratio existing as of the Exercise Date. Landlord may accept or reject such offer to purchase an Option Premises at Landlord’s sole and absolute discretion. As used herein, “Option Premises” shall mean the Facility or Facilities identified as the portion of the Premises that Tenant elects to be designated as the Option Premises in the Exercise Notice; provided, however, in no event shall Tenant be entitled to (i) include any Facility in the Option Premises unless Landlord has owned such Facility for a period of the greater of (x) two (2) years or (y) the currently recognized “safe-harbor” holding period for Real Estate investment Trusts under the rules and regulations relating to “prohibited transactions” or “dealer sales” under the Internal Revenue Code of 1986, as amended, and (ii) designate more than five (5) Facilities as Option Premises during the Term. As used herein, “Replacement Premises” shall mean a healthcare facility or facilities, of comparable or superior type, use, and quality to the Option Premises, and, subject to customary due diligence and property investigations by Landlord, reasonably acceptable to Landlord to be added to the Premises demised under this Master Lease in place of the Option Premises, as of the date of closing. As used herein, “Rent Coverage Ratio” means, as of the date of determination, the ratio of (A) the Portfolio EBITDARM for the immediately preceding 6 calendar months, minus (I) an assumed management fee equal to five percent (5%) of the gross revenues generated during such six month period, and (II) one-twelfth (1/12) of the CapEx Amount multiplied by the aggregate rentable square footage of the Facilities on the calculation date and further multiplied by the number of months in the period of determination, to (B) the total amount of the Minimum Rent and Additional Rent due for such six month period pursuant to the terms of this Master Lease. As used herein, “Portfolio EBITDARM” means, for any period of determination, the aggregate net income (or loss) of Tenant for such period to the extent derived from the collective operation of the Premises, adjusted to add thereto, to the extent allocable to the Premises, without duplication, any amounts deducted in determining such net income (or loss) for (a) interest expense, (b) income tax expense, (c) depreciation and amortization expense, (d) rental expense, and (e) management fee expense, in each case determined in conformity with generally accepted accounting principles, consistently applied. With respect to any Replacement Premises that has been operating for less than twelve (12) months as of the Option Exercise Date, Portfolio EBITDARM shall be calculated using a commercially reasonable estimate of the net income (or loss) of Tenant for such Replacement Premises during the first year of operations. Such commercially reasonable estimate of net income (or loss) shall be based on documentation that is reasonably satisfactory to Landlord and shall be calculated utilizing accounting and forecasting principles consistently applied and reasonably satisfactory to Landlord. Notwithstanding anything herein which may be interpreted to the contrary, Tenant shall be responsible for all costs and expenses incurred by Landlord or Tenant in connection with the transfer of the Option Premises to Tenant and the transfer of the Replacement Premises to Landlord, including, without limitation, all reasonable costs and expenses incurred by Landlord in connection with its due diligence investigation of the Replacement Premises (including reasonable attorneys’ fees), documentary transfer taxes, any title insurance premiums pursuant to Section 24.2(d) below and any and all recording and escrow fees.

24.2                        In connection with the transfer and conveyance of the Replacement Premises from Tenant to Landlord, the following provisions shall apply. Any capitalized terms used in this Section 24,2 and not otherwise defined herein shall have the meanings given such terms in that certain Purchase and Sale Agreement between NHP and certain Affiliates of Tenant dated as of September 30, 2008 (the “Purchase Agreement”).

(a)                                  The closing of the transfer of the Replacement Premises from Tenant to Landlord shall be consummated through an escrow established with a national title company reasonably acceptable to Landlord (the “Title Company”).

(b)                                 Landlord’s obligation to accept the Replacement Premises pursuant to this Section 24 shall be conditioned upon (i) the satisfaction of those conditions precedent contained in Sections 5.1(a) and (b) of the Purchase Agreement, together with any additional commercially reasonable conditions precedent reasonably requested by Landlord, (ii) Tenant providing to Landlord, on or before the Substitution Closing Date, a certificate (in a form reasonably acceptable to Landlord) representing and warranting to Landlord that the representations and warranties contained in Sections 7.1(a) through (g) of the Purchase Agreement, together with any other commercially reasonable representations and warranties reasonably requested by Landlord, are accurate with respect to the Replacement Premises as of the Substitution Closing Date, and (iii) Landlord and Tenant delivering to Title Company any additional documents, information, or instruments reasonably necessary to accomplish the transfer of the Replacement Premises to Landlord and the transfer of the Option Premises to Tenant.

(c)                                  On a date mutually acceptable to Landlord and Tenant following the satisfaction of the conditions contained in Section 24.1 above (the “Substitution Closing Date”), Tenant shall convey, at no cost to Landlord, good and marketable title to the Replacement Premises pursuant to a deed in a form reasonably acceptable to Landlord. Tenant shall deliver said deed to the Title Company on the Business Day prior to the Substitution Closing Date.

(d)                                 Concurrently with the transfer and conveyance of the Replacement Premises to Landlord by Tenant, at Tenant’s sole cost and expense the Title Company shall be committed to issue an ALTA Extended Coverage Policy of Title Insurance in favor of Landlord with respect to the Replacement Premises showing only those exceptions approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and which exceptions shall include the lien of any then non-delinquent taxes and assessments.

(e)                                  There shall be no proration of income or expenses related to the Replacement Premises.

24.3                        In connection with the conveyance of the Option Premises from Landlord to Tenant, the following provisions shall apply:

(a)                                  The closing of the transfer of the Option Premises from Landlord to Tenant shall be consummated through an escrow established with the Title Company and shall occur concurrently with the transfer to Landlord of the Replacement Premises.

(b)                                 Landlord shall convey title to the Option Premises pursuant to the form of deed mutually acceptable to Landlord and Tenant and in an “as is” condition without representation or warranty, but free and clear of all liens except Permitted Exceptions. Landlord shall deliver said deed to the Title Company on the Business Day prior to the Substitution Closing Date.

(c)                                  There shall be no proration of income or expenses related to the Option Premises.

24.4                        Landlord and Tenant hereby acknowledge that either party may consummate the transfer of the Replacement Premises to Landlord and the Option Premises to Tenant as part of a so-called like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and each party agrees to cooperate with the other party to accomplish such an exchange, even if such an exchange may result in the Substitution Closing Date being delayed for up to thirty (30) days as a result of such an exchange. Notwithstanding the foregoing, the party desiring such an exchange shall pay any additional costs that would not otherwise have been incurred by Landlord or Tenant had such party not consummated the transfer through such an exchange. Neither party shall by this agreement or acquiescence to such an exchange desired by the other party (i) have its rights under this Section 24 affected or diminished in any manner except as otherwise agreed to herein or (ii) be responsible for compliance with or be deemed to have warranted to the other party that such party’s exchange in fact complies with section 1031 of the Internal Revenue Code of 1986, as amended.

24.5                        During the Term and subject to the limitations set forth herein, if one or more of the Facilities becomes uneconomical or unsuitable for continued use in Tenant’s business, Tenant may, with respect to not more than two (2) uneconomical Facilities, seek to terminate the Master Lease with respect to such uneconomical Facility or Facilities (such facility being herein called the “EAP”) in accordance with the conditions and limitations of this Section 24.5.

(a)                                  From time to time during the Term and provided no Event of Default has occurred and is continuing, if Tenant shall determine in good faith and deliver to Landlord a certificate signed by the president or chief financial officer of Tenant certifying that (i) continued use and occupancy by Tenant in Tenant’s business at such EAP is no longer consistent with either the business operation or business strategy of Tenant, and (ii) Tenant has determined to abandon the use at such EAP, then Tenant may give Landlord not less than ninety (90) calendar days prior written notice (the “EAP Notice”) that Tenant intends to arrange a sale of the EAP (“EAP Sale”) in accordance with the provisions of this Section 24.5.

(b)                                 In the case of an EAP Sale, Tenant must arrange the sale of the EAP on behalf of Landlord on terms and conditions reasonably acceptable to Landlord, which terms and conditions shall include, without limitation, the following: (i) a purchase price not less than the Replacement Value for such EAP, which purchase price shall be payable in immediately available funds at the closing of the EAP Sale, and (ii) the EAP Sale shall be on an “as is”, “where is”, “with all faults” basis without any representation or warranty whatsoever on the part of Landlord. As used herein, “Replacement Value” shall be an amount equal to the greater of: (1) the then Fair Market Value, as determined pursuant to Exhibit C, of the EAP, or (2) Landlord’s Investment in the EAP (minus any net award paid to Landlord for a taking pursuant to Section 18). Prior to the closing of the EAP Sale, Tenant shall deliver to Landlord a covenant and undertaking (“EAP Undertaking”) in a form reasonably acceptable to Landlord pursuant to which Tenant (w) represents and warrants that Tenant is permanently abandoning such EAP, (x) covenants to vacate such EAP prior to the closing of the EAP Sale, (y) covenants not to operate another radiation treatment center (or whatever the then permitted use of the EAP is at the time of the EAP Notice) within five (5) miles of such EAP for two (2) years from the date of the EAP Sale, and (z) acknowledges and agrees that a breach or violation of such EAP Undertaking shall be an immediate Event of Default under this Master Lease. Upon the sale of the EAP, this Master Lease shall be deemed terminated as to such EAP and Minimum Rent and Additional Rent due hereunder shall be reduced by the product of (1) the amount of the then current Minimum Rent and Additional Rent, and (2) a fraction, the numerator of which is the portion of Landlord’s Investment allocable to such EAP and the denominator of which is Landlord’s Investment. If Landlord elects not to accept an EAP Sale and provided that Tenant has otherwise complied with all the provisions of this Section 24.5, the Master Lease with respect to such

EAP shall be deemed terminated and Minimum Rent and Additional Rent due hereunder shall be reduced by the product of (A) the amount of the then current Minimum Rent and Additional Rent and (B) a fraction, the numerator of which is the portion of Landlord’s Investment allocable to such EAP and the denominator of which is Landlord’s Investment.

(c)           Notwithstanding anything else in this Master Lease to the contrary, during the Term, Tenant shall only be permitted to cause an EAP Sale or cause the termination of the Master Lease for up to two (2) Facilities.

(d)           Tenant shall pay all charges incident to any transaction pursuant to this Section 24.5, including Landlord’s attorneys’ fees and expenses together with all prepayment fees and expenses solely with respect to the applicable Facility, including attorneys’ fees and expenses due a mortgagee, arising out of such transaction.

25.          Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for Federal income tax purposes. For Federal income tax purposes each shall report this Master Lease as a true lease with Landlord as the owner of the Premises and Tenant as the lessee of such Premises including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to the Premises, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income. For the avoidance of doubt, nothing in this Master Lease shall be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state law purposes and for federal income tax purposes.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Master Lease has been executed by Landlord and Tenant as of the date first written above.

Signed, seated and delivered:	TENANT:
In the presence of:
West Virginia Radiation Therapy Services, Inc.

/s/ Maria M. Suarez	By:	/s/ Kerrin E. Gillespie
Print Name: Maria M. Suarez	Print Name:	Kerrin E. Gillespie
	As Its:	Vice President
/s/ Debra Sovich
Print Name: Debra Sovich

Signed, sealed and delivered:	LANDLORD:
in the presence of:
Theriac Rollup 2, LLC
a Florida limited liability company

By: TEM, LLC
a Florida limited liability company, its Manager
(FL Document # L06000088324)

/s/ James Bunnell	By:	/s/ Daniel E. Dosoretz
Print Name : James Bunnell		Daniel E. Dosoretz, Managing Member

/s/ Jelena Ahlborn
Print Name: Jelena Ahlborn
Theriac Enterprises of Princeton - West Virginia, LLC, a Florida limited liability company

/s/ James Bunnell	By: TEM, LLC,
Print Name : James Bunnell	a Florida limited liability company, its Manager

/s/ Jelena Ahlborn	By:	/s/ Daniel E. Dosoretz
Print Name: Jelena Ahlborn		Daniel E. Dosoretz, Managing Member

THE GUARANTOR IS MADE A PARTY HERETO SOLELY AS TO ITS ACKNOWLEDGMENTS AND OBLIGATIONS UNDER THE INTRODUCTORY PARAGRAPHS TO THIS MASTER LEASE:

Signed, sealed and delivered:	GUARANTOR: Radiation Therapy Services, Inc.
in the presence of:

/s/ Maria M. Suarez	By:	/s/ Kerrin E. Gillespie
Print Name: Maria M. Suarez	Print Name:	Kerrin E. Gillespie
	As Its:	Vice President
/s/ Debra Sovich
Print Name: Debra Sovich

EXHIBIT “A”

LEGAL DESCRIPTIONS

See attached;

includes all improvements thereon and all appurtenances thereto.

commitment

HFS&H/Theriac Enterprises of Princeton, WV LLC	Princeton, Mercer County, WV
HFS&H File No. 22577/3	S&J File No. 404470.00002

SCHEDULE A - ITEM NO. 4 — DESCRIPTION

All the following tract or parcel of land situate on State Route 20 near Princeton, East River District, Mercer County, West Virginia, more particularly described as follows:

BEGINNING at a nail in the asphalt in the northern right-of way line of State Route 20, said nail being the southeast corner of Parcel 136.1 of Tax Map 16 as shown in the office of the Assessor of Mercer County, West Virginia and the southwest corner of the herein described tract: thence leaving said Rte. 20 and with the dividing line of Parcels 136.1 and 136.8, N. 42* 25’ 26” W. 410.74 ft. to a point in the southern line of Lot 2 of Quail Valley Estates; thence along the southern line of Lots 2 and 3 N. 60° 19’ 34” E. 164.00 ft. to a point; thence leaving Quail Valley Estates and through Parcel 136.8, S. 29° 37’ 25” E. 400.63 ft, to an iron pin in the northern right of way of State Route 201 thence with said right-of-way S. 60° 20’ 15” W. 73.00 ft. to the point of BEGINNING and containing 1.09 acres more or less; as also shown upon a map attached to the hereinafter described deed of record in Deed Book 732, at page 760, said map prepared by Appalachian Engineering and Surveying Inc., dated 2/13/91.

The portion of that certain Cross Conveyance Right of Way which is located on Tax Map 16, Parcel 136.8, East River District, Mercer County, West Virginia, as set forth or described in that certain deed dated March 12, 1993, by and between Quail Valley Medical Center Limited Partnership, Mercer Radiology, Inc. (Grantor), Mei Lal Gabe (Grantee) and Radiation Oncology Associates, Inc. (Assignor), of record in Deed Book 732, at page 760.

EXHIBIT “A-1”

210 New Hope Raod
Princeton, Mercer County, WV 24740 (Princeton)

EXHIBIT “B”

INTENTIONALLY OMITTED

EXHIBIT “C”

FAIR MARKET VALUE

“Fair Market Value” or “Fair Market Rent” means the fair market value (or fair market rent, as applicable) of the Premises or applicable portion thereof on a specified date as agreed to by the parties, or failing such agreement within ten (10) days of such date, as established pursuant the following appraisal process. Each party shall within ten (10) days after written demand by the other select one MAI Appraiser to participate in the determination of Fair Market Value or Fair Market Rent, as applicable. For all purposes under this Master Lease, the Fair Market Value shall be the fair market value of the Premises or applicable portion thereof unencumbered by this Master Lease. Within ten (10) days of such selection, the MAI Appraisers so selected by the parties shall select a third (3rd) MAI Appraiser. The three (3) selected MAI Appraisers shall each determine the Fair Market Value (or, as applicable, Fair Market Rent) of the Premises or applicable portion thereof within thirty (30) days of the selection of the third appraiser. To the extent consistent with sound appraisal practices as then existing at the time of any such appraisal, and if requested by Landlord, such appraisal shall be made on a basis consistent with the basis on which the Premises or applicable portion thereof were appraised at the time of their acquisition by Landlord. Tenant shall pay the fees and expenses of any MAI Appraiser retained pursuant to this Exhibit.

If either party fails to select a MAI Appraiser within the time period set forth in the foregoing paragraph, the MAI Appraiser selected by the other party shall alone determine the fair market value (or, as applicable, fair market rent) of the Premises or applicable portion thereof in accordance with the provisions of this Exhibit and the Fair Market Value (or Fair Market Rent) so determined shall be binding upon the parties. If the MAI Appraisers selected by the parties are unable to agree upon a third (3rd) MAI Appraiser within the time period set forth in the foregoing paragraph, either party shall have the right to apply at Tenant’s expense to the presiding judge of the court of original trial jurisdiction in the county in which the Premises or applicable portion thereof are located to name the third (3rd) MAI Appraiser.

Within five(5) days after completion of the third (3rd) MAI Appraiser’s appraisal, all three (3) MAI Appraisers shall meet and a majority of the MAI Appraisers shall attempt to determine the fair market value (or, as applicable, fair market rent) of the Premises or applicable portion thereof. If a majority are unable to determine the fair market value (or fair market rent) at such meeting, the three (3) appraisals shall be added together and their total divided by three (3). The resulting quotient shall be the Fair Market Value (or, as applicable, Fair Market Rent). If, however, either or both of the low appraisal or the high appraisal are more than ten percent (10%) lower or higher than the middle appraisal, any such lower or higher appraisal shall be disregarded. If only one (1) appraisal is disregarded, the remaining two (2) appraisals shall be added together and their total divided by two (2), and the resulting quotient shall be such Fair Market Value (or, as applicable, Fair Market Rent). If both the lower appraisal and higher appraisal are disregarded as provided herein, the middle appraisal shall be such Fair Market Value (or Fair Market Rent). In any event, the result of the foregoing appraisal process shall be final and binding.

“MAI Appraiser” shall mean an appraiser licensed or otherwise qualified to do business in the state(s) where the Premises or applicable portion thereof are located and who has substantial experience in performing appraisals of facilities similar to the Premises or applicable portion thereof and is certified as a member of the American Institute of Real Estate Appraisers or certified as a SRPA by the

Society of Real Estate Appraisers, or, if such organizations no longer exist or certify appraisers, such successor organization or such other organization as is approved by Landlord.

EXHIBIT “D”

PERMITTED EXCEPTIONS

1.                                       The standard printed exceptions, conditions and exclusions from coverage contained in the standard coverage owner’s title policy then prevailing in use at the title company that consummates the sale transaction.

2.                                       Any matters which an accurate survey of the Premises may show.

3.                                       Real property taxes and assessments.

4.                                       Any matters shown as title exceptions in the ALTA Owner’s Policy of Title Insurance obtained by Landlord in connection with its acquisition of the Premises.

5.                                       Such other matters burdening the Premises which were created with the consent or knowledge of Tenant or arising out of Tenant’s acts or omissions.

EXHIBIT “E”

CERTAIN DEFINITIONS

For purposes of this Master Lease, the following terms and words shall have the specified meanings:

ENVIRONMENTAL DEFINITIONS

“Environmental Activities” shall mean the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from any portion of the Premises or located on or present on or under any portion of the Premises.

“Hazardous Materials” shall mean (a) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants as to which liability or standards of conduct are imposed under Hazardous Materials Laws, which pose a hazard to any portion of the Premises or to Persons on or about any portion of the Premises or cause any portion of the Premises to be in violation of any Hazardous Materials Laws; (b) asbestos in any form which is friable; (c) urea formaldehyde in foam insulation or any other form; (d) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (e) medical wastes and biohazards; (f) radon gas; and (g) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority because of its dangerous or deleterious properties or characteristics or would pose a hazard to the health and safety of the occupants of any portion of the Premises or the owners and/or occupants of property adjacent to or surrounding any portion of the Premises, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.

“Hazardous Materials Claims” shall mean any and all enforcement, clean-up, removal or other governmental or regulatory actions, claims or orders threatened, completed or instituted pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against any portion of the Premises, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any laws, ordinances, regulations, rules having the force and effect of law, or orders relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.

OTHER DEFINITIONS

“Affiliate” shall mean with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.

“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in the City of New York, New York, or in the municipality wherein the Facility is located are closed.

“CC&R’s” shall mean covenants, conditions and restrictions or similar use, maintenance or ownership obligations encumbering or binding upon the real property comprising any Facility.

“Control” shall mean, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.

“Consumer Price Index” or “CPI” shall mean the Consumer Price Index as now published by the U.S. Bureau of Labor Statistics under the caption: “United States City Average for Urban Wage Earners and Clerical Workers All Items,” or any revision or equivalent thereof hereafter published by that Bureau, or if there ceases to be any such publication, any substantially equivalent Price Index generally recognized as authoritative, designated by Landlord.

“Debt to Equity Ratio” shall mean the ratio of Total Liabilities to Net Worth.

“Medical Waste” shall mean all medical waste as defined by California Health and Safety Code §117690, as amended or supplemented. If a Situs State has a comparable statute that defines “medical waste”, Medical Waste for purposes of all Facilities in such Situs State shall have the meaning set forth in such statute.

“Landlord’s Investment” shall mean, as to any particular Facility, the amount shown for such Facility on Exhibit “G” hereof.

“Net Worth” means with respect to any Person, the amount by which such Person’s Total Assets exceeds Total Liabilities.

“Person” shall mean any individual, partnership, association, corporation, limited liability company or other entity.

“Total Assets” means all assets of a Person determined on a consolidated basis in accordance with generally accepted accounting principles.

“Total Liabilities” means all liabilities of a Person (excluding deferred tax liability) determined on a consolidated basis in accordance with generally accepted accounting principles.

EXHIBIT “F”

FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Premises, in accordance with generally accepted accounting principles (“GAAP”) consistently applied.

During the Term, Tenant shall deliver to Landlord, prior to one hundred twenty (120) days after the close of each fiscal year of Tenant, Guarantor or any Resulting Guarantor annual audited financial statements of Tenant, Guarantor or any Resulting Guarantor, commencing with the fiscal year including the date of commencement of the Term, certified by a nationally recognized firm of independent certified public accountants. In addition, Tenant shall also furnish to Landlord prior to sixty (60) days after the end of each of the three remaining quarters, unaudited financial statements and all other quarterly reports of Tenant, Guarantor or any Resulting Guarantor, certified by their respective chief financial officers, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other law.

If, for whatever reason, the financial results of Tenant do not appear, or are not included, in the consolidated financial statements required to be provided to Landlord pursuant to the foregoing paragraph, then Tenant shall also deliver to Landlord Tenant’s financial statements meeting the same requirements and within the same timeframes as required for Holdings pursuant to the foregoing paragraph.

All financial statements shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of the accounting firm preparing such statements stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president (or officer, director or manager of a similar position) of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that to affiant’s knowledge Tenant has fulfilled all of its obligations under this Master Lease which are required to be fulfilled on or prior to the date of such affidavit. All financial statements shall be sent via email to Landlord at jay@theriacenterprises.com or to such other email address which Landlord shall, in writing, direct.

On or before the date that is forty-five (45) days after the end of each calendar quarter, Tenant shall deliver to Landlord quarterly profit and loss reports concerning the Business at each Facility and the combined Facilities in this Master Lease. Such reports shall be in substantially the same form as delivered by Tenant to Landlord in connection with Landlord’s acquisition of the Premises and shall contain a level of detail reasonably satisfactory to Landlord. Such reports shall be sent via email to Landlord at jay@theriacenterprises.com or to such other email address which Landlord shall, in writing, direct.

Tenant shall furnish to Landlord within ten (10) days of receipt written notice of any of the following: (i) any material violation of any federal, state, or local licensing or reimbursement certification statute or regulation, including Medicare or Medicaid, (ii) any suspension, termination or restriction placed on Tenant or any portion of the Premises or the operation of any portion of the Business which would have a material adverse effect on the operation of the Business at a Facility, and (iii) any material violation of any permit, approval or certification in connection with any portion of the Premises or any portion of the Business, by any federal, state, or local authority, including Medicare or Medicaid, if applicable.

Tenant shall, on or before the date that is sixty (60) days prior to the beginning of each fiscal year of Holdings, provide Landlord with an annual operating budget covering the operations of Holdings for the forthcoming fiscal year. If, for whatever reason, the operating budget of Holdings would not include and cover the operations of Tenant for the forthcoming fiscal year, then Tenant shall deliver to Landlord, within sixty (60) days after the beginning of Tenant’s fiscal year, an annual operating budget covering the operations of Tenant for such fiscal year.

EXHIBIT “G”

LANDLORD’S INVESTMENT

Landlord’s
#	Location	Street Address	State	Investment
1	Princeton, WV (Princeton)	210 New Hope Rd, Princeton	WV
Total

EXHIBIT H

INTENTIONALLY OMITTED

SCHEDULE 1

Schedule of Rentable Square Footage

Radiation Therapy / Theriac 2

Site No.	Location	Address	Owner/Landlord	Total Rentable Square Footage
1	Princeton, WV ( )	210 New Hope Road, Princeton, WV 24740	Theriac	7,236